Exhibit 9.1

Security Agreement between PPTI and Matthew J. Szulik
Escrow Agreement between PPTI and Taurus Advisory Group
Patent Assignment Agreement between PPTI and Matthew J. Szulik
Patent Security Agreement between PPTI and Matthew J. Szulik
Patent Exhibit for Szulik Security Agreements
Patent Rights Retention Agreement between PPTI, Matthew J. Szulik, and Sanyo Chemical Industries, Ltd.

PPTI ______ Sanyo______